SERVICES AGREEMENT

This Services Agreement (the "Agreement") is made and entered into on this ____ day of February, 2008, by and between EMPIRIC ADVISORS, INC., a Delaware corporation (“Empiric”) and SAMUELS CHASE & CO., INC., a California corporation (“Samuels Chase”).

WITNESSETH:

WHEREAS, Empiric is an investment adviser registered as such with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is the investment adviser to the Core Equity Fund (the “Fund”), which is a series of Empiric Funds, Inc. (the “Company”), a Maryland corporation and registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Samuels Chase is a company offering, among other services, wholesale marketing and distribution related services to open-end investment companies, such as the Fund, and is registered as a broker/dealer under the Securities Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, Empiric desires to retain Samuels Chase on a non-exclusive basis to provide the wholesale marketing and distribution related services described herein to promote the sale of shares of the Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Empiric and Samuels Chase hereby agree as follows:

1.	Appointment:

1.1  Empiric hereby appoints Samuels Chase, as of the Effective Date of this Agreement, to provide certain non-exclusive wholesale marketing and distribution related services as described herein (the “Services”) with regard to the Fund for the period and on the terms and conditions set forth in this agreement.  The Services shall limited in scope and shall relate only those distribution channels and territories as set forth in Exhibit A attached hereto (the “Territories”).

1.2  Samuels Chase hereby accepts such non-exclusive appointment and, in connection with such appointment, agrees to provide the Services within the Territories on the terms and conditions set forth in this Agreement.

1.3  Samuels Chase is an independent contractor and is not an employee, agent, joint venturer or partner of Empiric, the Fund or the Company.  Samuels Chase, and its employees and agents, shall identify themselves as such independent contractors and shall disclose the limitations on their authority to all potential shareholders of the Fund.  Samuels Chase shall not, in any manner, accept any obligation, incur any liability, promise any performance or pledge any credit on behalf of, or for the account of, Empiric, the Fund or the Company.

2.	Samuels Chase’ Duties:

Samuels Chase shall, at its own cost and expense:

2.1  Use its reasonable best commercial efforts to solicit financial intermediaries, including, but not limited to, broker/dealers, trust departments, banks and investment advisers, and representatives and agents employed by them (collectively, “Financial Intermediaries”), to enter into and maintain selling agreements with the Fund’s principal underwriter, Quasar Distributors, LLC (the “Distributor”), relating to the offer and sale of the Fund’s shares and to encourage the clients and customers of Financial Intermediaries to purchase shares of the Fund.  The Services shall be performed by personnel of Samuels Chase (the “Wholesalers”).

2.2  Initiate personal, written, electronic or telephonic communication with Financial Intermediaries with a view to providing information regarding, and increasing the awareness of Financial Intermediaries of, the Fund.

2.3  Comply with all applicable laws, rules and regulations of regulatory authorities, including self-regulatory organizations, having jurisdiction over the activities of Samuels Chase under this Agreement, including, without limitation, the SEC and FINRA, and shall fully comply with all policies and procedures of Empiric, the Fund, the Company, the Distributor and Financial Intermediaries with respect to Samuels Chase’ performance of the Services.

2.4  Deliver to Empiric, on or before the tenth calendar day following the end of each calendar month during the term hereof, a written report regarding the Services for the preceding calendar month and deliver to Empiric on Monday of each week a written report setting forth, for the immediately preceding calendar week, the names of all Financial Intermediaries contacted, including the names of all representatives of such Financial Intermediaries and the nature of such contact.

2.5  Meet with Empiric as required but, in any event, at least quarterly, or more often at the request of Empiric upon reasonable notice, to provide Empiric with information regarding the Services, including marketing and sales initiatives, and sales of the Fund’s shares by or through Financial Intermediaries.  Such information shall include, without limitation, details regarding the Financial Intermediaries contacted, Financial Intermediaries targeted, marketing and sales consulting activities, applicable purchase and redemption transactions and such other information as Empiric may reasonably request.

2.6  Not make, and shall cause the Wholesalers not to make, any representations concerning or provide any information regarding the Fund except those contained in the Fund’s then-current prospectus and statement of additional information and printed information prepared by or on behalf of the Fund, and furnished to Samuels Chase by Empiric or the Distributor, as advertising or information supplemental to the aforesaid prospectus and statement of additional information.

2.7  Not use any advertising or sales material, including, without limitation, electronic, written, audio or visual sales material relating to the Fund unless approved in writing by Empiric or the Distributor in advance of such use.

2.8  Promptly notify Empiric of any oral or written complaint with respect to the Fund, Empiric, the Distributor or Samuels Chase or notice of any regulatory investigation or proceeding brought against any one or more of them, or any Wholesaler, relating to the Services.

2.9  Establish, train and maintain a staff of not less than five (5) Wholesalers who shall be fully knowledgeable about Empiric and the Fund.

2.10    Research and attribute sales and redemptions of the Fund’s shares to Samuels Chase’ performance of the Services utilizing transfer agency reporting and platform portal reporting systems.

3.	Empiric’s Duties:

Empiric shall, at its own cost and expense:

3.1  Comply with all applicable laws, rules and regulations of regulatory authorities, including self-regulatory organizations, having jurisdiction over the activities of Empiric under this Agreement, including, without limitation, the SEC and FINRA, and shall fully comply with all policies and procedures of the Fund, the Company and the Distributor in connection with its performance of its obligations under this Agreement.

3.2  Deliver to Samuels Chase, contemporaneously with the Effective Date of this Agreement, copies of:  (a) the current prospectus and statement of additional information of the Fund and all classes thereof;  (b) any relevant policies and procedures adopted by Empiric, the Fund, the Company or the Distributor, or their service providers, that are applicable to the Services;  and (c) any other documents, materials or information that Samuels Chase shall reasonably request to enable it to perform the Services.

3.3  Deliver, as soon as reasonably practicable, any and all amendments and or supplements to the documents and materials required to be delivered pursuant to Section 3.2, above.

4.	Compensation:

4.1  In payment for the Services to be performed by Samuels Chase hereunder, Empiric shall pay Samuels Chase a one-time fee of 100 basis points (i.e., 1%) attributable to Purchase Transactions, as defined below, of the Fund’s shares that originate in the Territories.

4.2  Payment of the fee specified in Section 4.1, above, shall be made in U.S. dollars by Empiric to Samuels Chase on or before the 15th calendar day of each month during the term hereof based upon Purchase Transactions during the immediately preceding calendar month.

4.3  For purposes of this Agreement, Purchase Transactions shall mean purchases of shares of the Fund’s shares that originate in the Territories (but excluding shares purchased through the reinvestment of dividends or distributions) and that are identified by the Company’s transfer agent or administrator and reported to the Fund and Empiric or as otherwise reported to Empiric by means of systems or reports, acceptable to Empiric and Samuels Chase, employed by Empiric to identify Purchase Transactions.  For purposes of this Agreement, Purchase Transactions shall exclude sales of the Fund’s shares to persons, or classes of persons, identified in Exhibit B attached hereto, all of which shall be excluded from the calculation of the fees payable to Samuels Chase pursuant to Section 4.1, above.  The aforesaid Exhibit B may be amended from time to time by Empiric by providing Notice to Samuels Chase in accordance with Section 10.2, below, and Exhibit B, as so amended, shall be attached to this Agreement in lieu of the then existing Exhibit B and shall become effective in accordance with the terms of said Section 10.2.

4.4  For the purposes of this Agreement, “Purchase Transactions” are transactions that are identifiable trades originating in the Territories.  The means employed to identify Purchase Transactions may include:  (a) transaction reports generated by the Fund’s transfer agent from time to time:  (b) systems or reports, acceptable to Empiric and Samuels Chase, employed by Empiric to identify Purchase Transactions; and (c) all available information from portals of Financial Intermediaries that are used to reconcile transactions between Financial Intermediaries and the Fund’s transfer agent.

4.5  The fee and payment specified in Sections 4.1 and 4.2, above, shall be reduced, on a proportionate basis, to the extent shares purchased in Purchase Transactions are redeemed within:  (a) twenty four (24) months of their original purchase date in the case of the Fund’s Class A shares that are sold pursuant to an exemption from the sales charges otherwise applicable to such Class A shares; (b) eighteen (18) months of their original purchase date in the case of the Fund’s Class C shares; and (c) twelve (12) months of their original date of purchase in the case of the Fund’s Class A shares that are sold subject to a sales charge.  The amount of any such reduction shall be applied as a credit to the amount of any fee payable to Samuels Chase pursuant to Section 4.2, above, using the means specified in Section 4.4, above.  For the avoidance of doubt and by way of example, if Empiric pays of fee of $500 with respect to a Purchase Transaction in the amount of $50,000 with respect to Class A shares sold pursuant to an exemption from sales charges that is effected on February 1, 2008 (i.e., $50,000 x .01 = $500) and the investor thereafter redeems all such shares on January 31, 2009, Empiric shall be entitled to a credit of $250 (i.e., $500 x 12/24 = $250) against the fees payable by it on or before February 15, 2009, with respect to Purchases Transactions effected during the month of January, 2009.

5.	Term and Termination:

5.1  The initial term of this Agreement shall begin on the date hereof (the “Effective Date”) and extend for a period of one year from the Effective Date (the “Initial Term”).  Thereafter, this Agreement shall be automatically renewed, on the same terms and conditions, for additional, successive one (1) year periods (each, a “Renewal Term”) unless Empiric or Samuels Chase provides written notice to the other of the termination of this Agreement at least ninety (90) days prior to the end of the Initial Term or any Renewal Term, as the case may be.  The Initial Term and any Renewal Term are hereinafter referred to collectively as the “Term.”

5.2  Anything in Section 5.1, above, to the contrary notwithstanding, this Agreement may also be terminated by Empiric immediately upon written notice to Samuels Chase in the event that at any time following the Effective Date:  (a) Samuels Chase fails to perform or observe any term, representation, warranty or covenant set forth in this Agreement;  (b) Samuels Chase fails to maintain a staff of five (5) wholesalers in accordance with the provisions of Section 2.8, above; and  (c) aggregate Purchase Transactions during the twelve calendar months following:  (i) the first anniversary of the date of the Effective Date do not total $30,000,000; and (ii) the second anniversary of the Effective Date do not total $150,000,000.

5.3  Anything in Sections 5.1 or 5.2, above, to the contrary notwithstanding, this Agreement may also be terminated by either Empiric or Samuels Chase, as the case may be, immediately upon written notice to the other in the event that at any time following the Effective Date:  (a) either Empiric or Samuels Chase shall suspend or discontinue its business, or shall make an assignment for the benefit of, or composition with, creditors, or shall become insolvent or be unable or generally fail to pay its debts when due, or either Empiric or Samuels Chase becomes, in any jurisdiction, a party or subject to (voluntarily or involuntarily) any liquidation or dissolution action or proceeding with respect to itself, or to any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors, or a receiver, liquidator, custodian or trustee shall be appointed for it, or a substantial part of its assets (and with respect to an involuntary action or proceeding, an order is entered in the proceeding is not dismissed within thirty (30) days) or it shall take any action to effect or which indicates its acquiescence in any of the foregoing;  (b) a “change in control” of either Empiric or Samuels Chase takes place (for purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities or partnership or ownership interest, by contract or otherwise);  (c) either Empiric or Samuels Chase assigns this Agreement, or any rights or obligations hereunder, without the prior written consent of the other; or (d) either Empiric or Samuels Chase materially breaches this Agreement and fails to cure such breach within thirty (30) days after written notice thereof, with the exception of the matters set forth in Section 5.2, above, the occurrence of which provide Empiric with an immediate right of termination.

6.	Representations and Warranties of Samuels Chase:

Samuels Chase hereby warrants and represents as follows:

6.1  Samuels Chase is a corporation duly organized, validly existing in good standing under the laws of the State of California with full power and authority to execute, deliver and perform its obligations under this Agreement.

6.2  Samuels Chase and the Wholesalers have all necessary governmental and regulatory registrations, qualifications, approvals and licenses as may be necessary to perform their respective obligations under this Agreement, and, specifically, Samuels Chase is a broker/dealer registered as such with the SEC under the 1934 Act, is a member of FINRA and is duly licensed/registered as a broker/dealer in all states comprising the Territories.

6.3  The performance by Samuels Chase of its obligations under this Agreement will not conflict with, violate the terms of or constitute a default under;  (a) Samuels Chase’ organizational documents;  (b) any other agreement or instrument to which Samuels Chase is a party or by which it is bound or to which any of the property or assets of Samuels Chase is subject; or  (c) any order, rule, law, regulation or other legal requirement applicable to Samuels Chase or to the property or assets of Samuels Chase.

6.4  There is neither pending nor threatened any investigation, action, suit or proceeding relating to or that may adversely affect Samuels Chase or any principal of Samuels Chase in a material way or their ability to provide the Services before or by any court or any other governmental, regulatory or self-regulatory authority or other body to which Samuels Chase or any principal of Samuels Chase is a party, or to which any asset of Samuels Chase is subject.  Neither Samuels Chase nor any principal of Samuels Chase has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Samuels Chase’ business in a material way or its ability to provide the Services.

6.5  Samuels Chase will notify Empiric immediately in the event that it receives notice of or becomes aware of any information that it may have violated any applicable law, rule or regulation arising out of its activities or which may adversely affect in a material way its ability to act in accordance with the terms of this Agreement.

6.6  Samuels Chase and the Wholesalers have the expertise to perform their duties under this Agreement, and they will use their commercially reasonable best efforts to market the Fund to Financial Intermediaries in the Territories and to present information about the Fund to Financial Intermediaries in a professional and accurate manner and in no way that is materially misleading or which omits information that, in light of the circumstances, is material.

7.	Representations and Warranties of Empiric:

Empiric hereby warrants and represents as follows:

7.1  Empiric is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware with full power and authority to execute, deliver and perform its obligations under this Agreement.

7.2  Empiric has all necessary governmental and regulatory registrations, qualifications, approvals and licenses as may be necessary to perform its obligations under this Agreement, and, specifically, Empiric is an investment adviser registered as such with the SEC under the Advisers Act.

7.3  All materials that have been or will be furnished to Samuels Chase by Empiric for use in sales meetings or in general solicitation of Financial Intermediaries were and will be current and accurate and in no way materially misleading or omit any material information.  If Samuels Chase prepares any written material for marketing the Fund to Financial Intermediaries, or otherwise, Samuels Chase shall deliver such material to Empiric and the Distributor for their prior written approval before it is used.  Empiric will make all reasonable efforts, and will cause the Distributor to make all reasonable efforts, to approve or disapprove such material within a reasonable period of time.

7.4  The performance by Empiric of its obligations under this Agreement will not conflict with, violate the terms of or constitute a default under; (a) Empiric’s organizational documents; (b) any other agreement or instrument to which Empiric is a party or by which it is bound or to which any of the property or assets of Empiric is subject; or (c) any order, rule, law, regulation or other legal requirement applicable to Empiric or to the property or assets of Empiric.

7.5  There is neither pending nor threatened any investigation, action, suit or proceeding relating to or that may adversely affect Empiric, the Company or the Fund or any principal of Empiric, the Company or the Fund in a material way or their ability to perform their obligations under this Agreement before or by any court or any other governmental, regulatory or self-regulatory authority or other body to which Empiric, the Company or the Fund or any principal of Empiric, the Company or the Fund is a party, or to which any asset of Empiric, the Company or the Fund is subject.  Neither Empiric, the Company or the Fund nor any principal of Empiric, the Company or the Fund has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Empiric’s, the Company’s or the Fund’s business in a material way or their ability to perform their respective obligations under this Agreement.

7.6  Empiric will notify Samuels Chase immediately in the event that it receives notice of or becomes aware of any information that it, the Company or the Fund may have violated any applicable law, rule or regulation arising out of their activities or which may adversely affect in a material way their ability to act in accordance with the terms of this Agreement.

7.7  The Company is a corporation duly organized, validly existing in good standing under the laws of the State of Maryland and is registered as an open-end management investment company under the 1940 Act.

8.	Indemnification:

8.1  Each party to this Agreement (the “Indemnitor”) agrees to indemnify, defend and hold harmless the other (the “Indemnitee”) harmless against any and all liability imposed or claimed, or damages incurred, including reasonable attorneys’ fees and other reasonable expenses (“Claims”) arising out of or in connection with (a) the Indemnitor’s negligence or willful misconduct in connection with this Agreement, (b) any failure by the Indemnitor to comply with applicable laws or regulations in connection with the performance or its obligations under this Agreement and (c) any material breach of this Agreement by the Indemnitor, including claims asserted against the Indemnitor by the Indemnitee, provided, however, that indemnification and defense shall not apply to the extent any such claim results from the Indemnitiee’s own negligence, willful misconduct, failure to comply with applicable law or material breach of this Agreement.

8.2  If any legal proceeding is instituted or any claim is asserted by any third party in respect of which the Indemnitee may seek indemnification from the Indemnitor, the Indemnitee shall (after receipt by it of notice of the commencement of any such legal proceeding or of any such claim) promptly cause written notice of such legal proceeding or claim to be made to Indemnitor.  The Indemnitor may, at its option, settle or defend such claim at its expense provided that any such settlement shall contain a full and final release of the Indemnitee without an admission of fault or wrongdoing on the part of the Indemnitee.  The Indemnitor shall select counsel of its choice and who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld.  The Indemnitee shall have the right, at its option and at the expense of the Indemnitor, to separate counsel in such claim and to participate in the defense thereof, but if the Indemnitor has exercised its option to defend such claim and is providing adequate representation and defense, and there is no conflict of interest or additional or different defense available to Indemnitee, then the fees and expenses of separate counsel shall be at the expense of the Indemnitee.  An Indemnitee shall not be liable for the settlement of any claim effected without its participation and consent, which shall not be unreasonably withheld.

8.3  Neither Samuels Chase nor Empiric shall be liable to the other for consequential, special or indirect damages under any provision of this Agreement.

9.	Confidentiality:

9.1  Samuels Chase and Empiric (for purposes of this Section 9, a “Receiving Party”) agrees to keep confidential all information disclosed by the other party (for the purposes of this Section 9, a “Disclosing Party”), including, without limitation, all forms and types of financial, business, marketing, operations, technical and economic information of the Disclosing Party, whether tangible or intangible.

9.2  Notwithstanding any provision of this Agreement to the contrary, Samuels Chase and Empiric agree that the following shall not be deemed to be confidential information:  (a) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party;  (b) information that is disclosed to the Receiving Party by a third person who has the right to make such disclosure without any obligation of confidentiality to the Disclosing Party;  (c) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or  (d) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

9.3  Notwithstanding any provision of this Agreement to the contrary, Samuels Chase may:  (a) provide information to Samuels Chase’ counsel and to persons engaged by Samuels Chase and Empiric to provide services as described herein;  (b) provide information consistent with the policies and procedures with respect to the services in the mutual fund industry including, without limitation, the disclosure policies and procedures of the Company and the Fund;  (c) identify Empiric as a client of Samuels Chase for Samuels Chase’ sales and marketing purposes;  (d) provide information as approved by an authorized person of Empiric, provided that, (i) such approval shall not be unreasonably withheld or delayed and (ii) Samuels Chase may release information without the approval of Empiric if Samuels Chase is advised by its counsel, or counsel to Empiric, that failure to do so will result in liability to Samuels Chase, and provided further that in such event Samuels Chase shall endeavor to promptly advise Empiric of such advice, to the extent practicable, in advance of any actual release of information.

10.	General Provisions:

10.1  This Agreement shall be governed by the laws of the State of Texas, but without reference to the choice of law provisions thereof.

10.2  Any notice, request, demand, waiver, consent, approval or other communication required to be given pursuant to this Agreement (each, a “Notice”) shall be in writing and shall be deemed given:  (a) upon delivery is by hand;  (b) after two (2) business days if sent by air courier or express mail; or  (c) upon transmission is sent by facsimile (provided that a confirmation copy is sent in the manner provided in Clause (b) of this Section 10.2 within thirty-six (36) hours after such transmission), except that if Notice is received by facsimile after 5 p.m. on a business day at the place of receipt, it shall be effective as of the following business day.  All Notices are to be made and given to Samuels Chase and Empiric at the addresses appearing below or to such other address as Samuels Chase or Empiric, as the case may be, may designate by a Notice given in accordance with the provisions of this Section 10.2:

If to Samuels Chase:

432 Maple Street, Suite #4
Ramona, California 92065
Attention:  Ms. Carrie L. Raney
Facsimile:  (760) 789-8247

If to Empiric:

6300 Bridgepoint Parkway
Building 2, Suite 105
Austin, Texas 78730
Attention:  Mr. Mark Coffelt
Facsimile:  (512) 328-9809

10.3  This Agreement, together with Exhibits hereto, contains the entire agreement and understanding of Samuels Chase and Empiric with respect to the matters set forth herein, and all prior negotiations and understanding relating to the subject matter of this Agreement are merged herein and are superseded and cancelled by this Agreement.  This Agreement may not be modified or amended except in a writing signed by Samuels Chase and Empiric.

10.4  The failure by Samuels Chase or Empiric to require the performance of any term of this Agreement or the waiver by Samuels Chase or Empiric, as the case may be, of any breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement by either Samuels Chase or Empiric.

10.5  Neither Samuels Chase nor Empiric shall assign its rights or delegate the performance of its duties or obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

10.6  In case any one or more provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and other applications thereof, shall not in any way be affected or impaired thereby.

10.7  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Execution pages hereof that are executed and delivered by facsimile shall be deemed originals for all purposes hereof.

10.8  Any action or proceeding brought by Samuels Chase or Empiric to enforce any right, assert any claim or obtain any relief whatsoever arising from, in connection with or relating to this Agreement, any breach hereof, any transaction covered hereby or the enforcement hereof shall be brought and maintained by Samuels Chase or Empiric, as the case may be, in an appropriate federal or state court in the State of Texas, and Samuels Chase and Empiric hereby consent and submit to the exclusive jurisdiction of such court.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day, month and year first hereinabove set forth.

Samuels Chase & Co., Inc.	Empiric Advisors, Inc.

By: _______________________________ Carrie L. Raney, President	By: ________________________________ Mark Coffelt, Chief Executive Officer

EXHIBIT A

Arizona Colorado Michigan

Florida
Illinois Wisconsin

District of Columbia Delaware Maryland New Jersey New York Pennsylvania Virginia

Kansas Missouri Nebraska

Oklahoma Dallas/Fort Worth, Texas and Surrounding Area North Texas

California

Southern Texas Connecticut Massachusetts Maine New Hampshire Rhode Island Vermont

North Dakota South Dakota Montana

1

EXHIBIT B

1